EXHIBIT 10.2

SECOND AMENDMENT TO AMENDED AND RESTATED PRIVATE LABEL
CREDIT CARD PROGRAM AGREEMENT

This Second Amendment to Amended and Restated Private Label Credit Card Program Agreement ("Second Amendment") is entered into as of this 24th day of May, 2006 ("Effective Date") by and among Stage Stores, Inc., a Nevada corporation ("Stage Stores"), and Specialty Retailers (TX) LP, a Texas limited partnership ("Specialty Retailers"), with their principal offices at 10201 Main Street, Houston, Texas 77025 and hereinafter collectively referred to as "Stage", and World Financial Network National Bank, a national banking association with its principal offices at 800 Tech Center Drive, Gahanna, Ohio 43230 ("Bank"). Stage Stores, Specialty Retailers and Bank are collectively referred to in this Second Amendment as the "Parties".

R E C I T A L S :

WHEREAS, Stage and Bank entered into an Amended and Restated Private Label Credit Card Program Agreement dated as of March 5, 2004, as amended by that Student Program Addendum effective June 1, 2004, that Amendment to Private Label Credit Card Program Agreement dated December 21, 2005 and that No Credit File Program Addendum dated March 10, 2006 (collectively, the "Agreement") pursuant to which Bank issues private label credit cards, which allows Customers of Stage to purchase goods and/or services from Stage; and

WHEREAS, Bank and Stage now desire to amend the Program Agreement to update the confidentiality provisions under Section 10.17 to conform with Applicable Law, and to address those certain credit card accounts (and the receivables related thereto) owned by Specialty Retailers as a result of the merger of B.C. Moore & Sons, Incorporated, a North Carolina corporation, into Specialty Retailers on February 27, 2006 (the "Moore's Accounts") to be purchased by Bank pursuant to that certain Credit Card Portfolio Purchase and Sale Agreement entered into by the parties as of May 24, 2006 (the "Moore's Accounts Purchase Agreement") and to provide for Bank to issue new Credit Cards and Accounts under the name of Peebles.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1.
Definitions; References. Each term used herein which is not defined herein shall have the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement amended hereby.

2.	Section 1.1 Certain Definitions. Section 1.1 of the Agreement is amended to include the following definitions:

"Cardholder Information" shall collectively mean all personally identifiable information about a Cardholder (i) received by or on behalf of Bank in connection with the Cardholder's Application for use of a Credit Card or Account or (ii) otherwise obtained by or on behalf of Bank for inclusion in its database of Cardholder information, including all Charge Transaction Data and experience information collected by or on behalf of Bank with regard to each purchase.

"Charge Transaction Data" shall mean the Transaction Record.

"Consumer Personal Information" shall mean that non-public personal information regarding Applicants, Customers, and Cardholders, including but not limited to certain Cardholder Information and Consumer Information, Account information, consumer reports, and information derived from consumer reports, that is subject to protection from publication under Applicable Law.

"Customer Information" shall mean (i) all information (including personally identifiable information regarding a Customer) obtained by (or on behalf of) Stage or any of its Affiliates at any time (including prior to the date hereof) in connection with a Customer making a Purchase on an Account (regardless of whether such information is also Cardholder Data) or a purchase not on an Account, as well as (ii) other Customer related information collected by Stage independent of bank and set forth in Stage's records.

3.	Section 2.8 Ownership of Accounts and Mailing Lists. Section 2.8 of the Agreement shall be deleted in its entirety and replaced with the following:

"Section 2.8 Ownership of Customer Information, Cardholder Information and Consumer Personal Information.

(a)    Customer Information shall be the sole and exclusive property of Stage. During the Term of this Agreement, Stage, in its discretion, may provide Bank with Customer Information reasonably requested by Bank, subject to Applicable Law, and Bank shall only use such Customer Information for purposes of solicitation of such Customers to become Cardholders and in connection with the administration of the Plan in accordance with the terms of this Agreement.

(b)    Bank shall provide to Stage (i) weekly one (1) master file extract in FTP form containing the information set forth on Schedule 2.8 to this Agreement to the extent such information is available to Bank and (ii) subject to Applicable Law, any other information reasonably agreed to by Stage and Bank. Bank will maintain a Cardholder database ("Database") comprised of information necessary to support private label credit marketing programs and analysis related thereto, such as purchase tracking and credit program promotional response, segmentation, selection and list generation for cardholder statement messaging, incentives, insertions and credit-related direct mail, new Cardholder messaging via welcome kits, card reissue programs, and zero balance statements. Bank will provide to Stage various Database elements as mutually agreed and one general data refresh per week of added, changed, or deleted Database elements made available to Bank after the prior weekly refresh. Bank shall also provide Stage's Stores with the ability to look up, through Stage's Stores point of sale or other equipment, an Account number by Cardholder telephone number, as permitted by and in accordance with Bank's security policies and Applicable Law. Stage and Stage's Stores may use the Account and Cardholder Information provided by Bank solely in connection with maintaining and administering the Accounts and for the purpose of marketing the Goods and/or Services to the Cardholders, as permitted by and in accordance with Applicable Law. Stage shall keep Cardholder Information confidential and shall not sell, lease, transfer or disclose Cardholder Information to any third party without the disclosing party's prior written consent.

(c)    Cardholder Information shall be the sole and exclusive property of Bank during and after the Term of this Agreement unless the Accounts are purchased by Stage pursuant to Section 9; provided, that during the Term of this Agreement Bank shall use such Cardholder Information only in connection with the Plan and for internal purposes such as portfolio analyses, setting policies and procedures, collections, sale of charged off Accounts and benchmarking and in accordance with this Agreement and Applicable Law.

(d)    Consumer Personal Information that is not Customer Information or Cardholder Information shall be the sole and exclusive property of bank or Stage, as the case may be, to the extent such party obtained the Consumer Personal Information independently from the other.

(e)    Stage and Bank acknowledge that the Customer Information owned by Stage under Section 2.8(a), the Cardholder Information owned by Bank under section 2.8(c), and the Consumer Personal Information owned by Bank and Stage, respectively, under section 2.8(d), may be the same or duplicative."

4.	Section 10.17 Confidentiality. Section 10.17 of the Agreement is deleted in its entirety and replaced with the following:

"Section 10.17 Confidentiality and Security Control.

(a)    Except as specifically provided in this Section 10.17, neither party shall disclose any Consumer Personal Information or Confidential Information (defined below) which it learns as a result of negotiating or implementing this Agreement. "Confidential Information" shall mean information not of a public nature concerning the business or properties of the other party including, without limitation, the terms and conditions of this Agreement, sales volumes, test results, and results of marketing programs, Plan reports generated by Bank, trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information of every kind that relates to the business of either party. However, this Section 10.17 shall not restrict a party with respect to use or disclosure of Consumer Personal Information or Confidential Information which such party owns. The Parties may also disclose Consumer Personal Information or Confidential Information to the extent disclosure is required by Applicable Law, or to the extent disclosure is both permitted by Applicable Law and either necessary for the performance of the disclosing party's obligation under this Agreement and/or agreed to in writing by the other party; provided that: (i) prior to disclosing any such information to any third party, the disclosing party shall give notice to the other party of the nature of such disclosure and of the fact that such disclosure will be made; and (ii) prior to filing a copy of this Agreement with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, in the filing party's reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel to the other party), the filing party concludes that such request is inconsistent with the filing party's obligations under Applicable Law. Neither party shall acquire any property or other right, claim or interest, including any patent right or copyright interest, in any of the systems, procedures, processes, equipment, computer programs and/or information of the other by virtue of this Agreement. Neither party shall use the other party's name for advertising or promotional purposes without such other party's written consent.

(b)    The obligations of this Section 10.17 shall not apply to any Consumer Personal Information or Confidential Information:

(i)     which is generally known to the trade or to the public at the time of such disclosure; or

(ii)    which becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this Section 10.17; or

(iii)   which is obtained by a party from a source other than the other party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other party or any other person or organization; or

(iv)   which is independently conceived and developed by the disclosing party and proven by the disclosing party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing party.

(c)    If any disclosure is made pursuant to the provisions of this Section to any Affiliate or third party, the disclosing party shall be responsible for ensuring that such disclosure complies with Applicable Law and that such Affiliate or third party keeps all such information in confidence and that any third party executes a confidentiality agreement provided by the non-disclosing party. Each party covenants that at all times it shall have in place procedures designed to assure that each of its employees who is given access to the other party's Consumer Personal Information or Confidential Information shall protect the privacy of such information. Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court. The provisions of this Section will survive termination or expiration of this Agreement.

(d)    Each party shall establish commercially reasonable controls to ensure the confidentiality of Consumer Personal Information and Confidential Information and to ensure that Consumer Personal Information and Confidential Information is not disclosed contrary to the provisions of this Agreement or any applicable privacy, security or other laws, rules and regulations. Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of Consumer Personal Information and Confidential Information, (ii) protect against any threats or hazards to the security and integrity of Consumer Personal Information and Confidential Information, (iii) protect against any unauthorized access to or use of Consumer Personal Information and Confidential Information, and (iv) properly dispose of Consumer Personal Information as required under Applicable Law. Stage shall immediately notify Bank in the event it believes, or has reason to believe, that either a confidentiality or security breach, or any other unauthorized intrusion, has occurred with respect to Bank's Cardholder Information or Consumer Personal Information. Stage shall estimate the intrusion's affect on Bank and shall specify the corrective action taken by it.

(e)    Upon termination of this Agreement, unless Stage purchases the Accounts from Bank pursuant to Section 9.5, but without infringing on Stage's rights as to Customer Information and Stage's Consumer Personal Information, Stage shall take appropriate measures to destroy or remove from its systems (i) Cardholder Information and (ii) Bank's Consumer Personal Information, including without limitation any and all records regarding Cardholders whether in paper, electronic, or other form, that is maintained or otherwise possessed by or on behalf of Stage, including a compilation of such records. Regardless of whether Stage purchases the Accounts from Bank pursuant to Section 9.5, Stage shall continue to own, and shall not be required to destroy, Customer Information or Stage's Consumer Personal Information."

5.	Section 12: Addition of the Moore's Accounts to the Plan. The following provisions shall be added as Section 12:

"12.1 Definitions. (a) "Moore's Accounts" shall mean those certain credit card accounts (and the receivables related thereto) owned by Stage as a result of the merger of B.C. Moore & Sons, Incorporated into Specialty Retailers on February 27, 2006, which were subsequently purchased by Bank pursuant to the Moore's Accounts Purchase Agreement.

(b)
As of the Effective Date of this Second Amendment, Moore's Accounts shall be deemed to be Peebles Accounts as defined and used in this Agreement, except (i) the Moore's Accounts shall not be considered Peebles Accounts as relates to any matter, event or calculation that pre-dates the Effective Date of this Second Amendment, and (ii) the Moore's Accounts shall be excluded from the yield calculations set forth in Section 11 of this Agreement for the April 2006-March 31, 2007 period.

(c)	"Moore's Accounts Purchase Agreement" shall mean that certain Credit Card Portfolio Purchase and Sale Agreement entered into by Bank and Stage as of May 24, 2006.

(d)	"Conversion Date" shall mean the date on which the Moore's Accounts are converted from Stage's system to Bank's system.

12.2  Initial Issuance of Moore's Accounts as Peebles Accounts. (a) After Bank's purchase of the Moore's Accounts and under a schedule agreed to by the Parties, Bank shall conduct an initial credit card issuance of those certain Moore's Accounts (now converted into Peebles Accounts), at Bank's expense, and including any Moore's Account that at the time of such Account's purchase by Bank, (i) is active and/or has been used to make a purchase within the twenty-four (24) month period prior to the Conversion Date and new Accounts opened in the last twelve (12) month period and not yet activated, and (ii) is in good standing and has utility.

12.3  Moore's Accounts/Stores Promotional Funds. For the twelve (12) month period following the Conversion Date, Bank shall contribute up to one hundred thousand dollars ($100,000) towards agreed upon marketing and promotion expenses associated with the Peebles Accounts and/or Stage that were formerly Moore's Accounts and Moore's stores, respectively, as set forth in Schedule 2.5(b)(1) to this Agreement. All of such funds shall be referred to herein as the "Moore's Accounts/Stores Promotional Funds." If expenses for which the Moore's Accounts/Stores Promotional Funds are made available are not incurred in the aforementioned twelve (12) month period, such funds will not roll over to any future time period and shall not have any cash value. Stage shall pay all marketing and promotion expenses directly as they are incurred, and shall send Bank an invoice for the aggregate amount of the expenditures mutually agreed upon by the Parties together with copies of paid invoices or other supporting documentation reasonably satisfactory to Bank for such expenses. Bank shall then reimburse Stage, within thirty (30) days of receipt of the invoice and other supporting documentation, until Bank's maximum contribution amount of $100,000 for the aforementioned twelve (12) month period has been met.

6.	Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.

7.
Counterparts; Effectiveness. This Second Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument. The provisions included in this Second Amendment shall be effective as of the Effective Date set forth in the first paragraph of this Second Amendment.

8.	Entire Agreement. As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(Signature block on next page.)

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their duly authorized officers as of the Effective Date.

WORLD FINANCIAL NETWORK		STAGE STORES, INC.
NATIONAL BANK

By:	/s/ Daniel T. Groomes	By:	/s/ Richard E. Stasyszen
Name:	Daniel T. Groomes	Name:	Richard E. Stasyszen
Title:	President	Title:	Senior Vice President-Finance and Controller

SPECIALTY RETAILERS (TX) LP, a Texas Limited partnership

By: SRI General Partner LLC, a Nevada limited liability company, its General Partner

		By:	/s/ Richard E. Stasyszen
		Name:	Richard E. Stasyszen
		Title:	Manager